As filed with the Securities and Exchange Commission on January 5, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SANCHEZ ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	45-3090102
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

1000 Main Street, Suite 3000
Houston, Texas 77002
(713) 783-8000

(Address, including zip code, telephone number, including area code, of principal executive offices)

Sanchez Energy Corporation Second Amended and Restated 2011 Long Term Incentive Plan

(Full title of the plan)

G. Gleeson Van Riet
Senior Vice President and Chief Financial Officer
Sanchez Energy Corporation
1000 Main Street, Suite 3000
Houston, Texas 77002
(713) 783-8000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

David P. Elder

Shar Ahmed

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

(713) 220-5881

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	5,243,633	$4.15	$21,761,077	$2,191.34
Preferred Stock Purchase Rights (3)	—	—	—	—
Total:	—	—	—	$2,191.34

(1)                                 Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share (“Common Stock”) of Sanchez Energy Corporation (the “Company”) that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of Common Stock.

(2)                                 Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(c) and 457(h) under the Securities Act.  The above calculation is based on the average of the high and low prices of the Common Stock on the New York Stock Exchange on December 28, 2015.

(3)                                 The Common Stock includes certain preferred stock purchase rights (the “Rights”) issued pursuant to that certain Rights Plan, dated as of July 28, 2015 (filed on Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 29, 2015) (the “NOL Rights Plan”) between the Company and Continental Stock Transfer & Trust Company, as rights agent. Until the occurrence of certain events specified in the NOL Rights Plan, none of which have occurred as of the filing of this Registration Statement, the Rights are not exercisable, are evidenced only by the certificates for Common Stock, and will be transferred along with and only with, and are not severable from, the Common Stock. The value attributable to the Rights, if any, is reflected in the market price of the Common Stock. No separate consideration will be payable for the Rights.

EXPLANATORY NOTE

When it was originally adopted and approved by the stockholders of Sanchez Energy Corporation (the “Company”), the evergreen provisions of the 2011 Long Term Incentive Plan (the “Original Plan”) reserved a total of the lesser of (i) 12% of the Company’s issued and outstanding shares of common stock, par value $0.01 per share (“Common Stock”), or (ii) such lesser amount as determined by the compensation committee of the Company’s board of directors (the “Board”) for incentive awards under the Original Plan.  In connection with the adoption of the Original Plan, the Company registered 4,050,000 shares of Common Stock for issuance in connection with incentive awards on a registration statement on Form S-8 (File No. 333-178920) filed with the U.S. Securities and Exchange Commission (the “Commission”) on January 6, 2012.

On May 23, 2012, the Company’s stockholders approved the Company’s Amended and Restated 2011 Long Term Incentive Plan (as so amended and restated, the “2012 Amended Plan”), which increased the number of shares of Common Stock available for incentive awards pursuant to the evergreen provisions of the Original Plan from 12% of the issued and outstanding shares of Common Stock to 15% of the issued and outstanding shares of Common Stock.  In connection with the adoption of the 2012 Amended Plan, the Company registered an additional 4,149,734 shares of Common Stock for issuance in connection with incentive awards on a registration statement on Form S-8 (File No. 333-193017) filed with the Commission on December 20, 2013.

On May 21, 2015, the Company’s stockholders approved the Company’s Second Amended and Restated 2011 Long Term Incentive Plan (as so amended and restated, the “2015 Amended Plan”), which increased the number of shares of the Company’s Common Stock available for incentive awards pursuant to the 2012 Amended Plan by an aggregate of 4,000,000 shares.  In addition, on July 28, 2015, the Company entered into a net operating loss carryforwards rights plan (the “NOL Rights Plan”) with Continental Stock Transfer & Trust Company, as rights agent.  In connection therewith, the Board declared a dividend of one preferred share purchase right (each, a “Right”) for each share of the Common Stock then outstanding or to be issued by the Company prior to the date, if any, upon which the Rights become exercisable under the terms of the NOL Rights Plan. The Company is filing with the Commission this Registration Statement on Form S-8 to register an additional 5,243,633 shares of its Common Stock under the 2015 Amended Plan, along with the accompanying Rights, as a result of the amendment of the predecessor of the 2015 Amended Plan as described above, the increase in the number of shares of Common Stock available for awards pursuant to the terms of the 2015 Amended Plan, shares of Common Stock available for awards again pursuant to the terms of the 2015 Amended Plan and the execution of the NOL Rights Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Company prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an aggregate of 5,243,633 shares of Common Stock that may be issued pursuant to the 2015 Amended Plan, along with the accompanying Rights. The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2015 Amended Plan as specified by Rule 428(b)(1) promulgated under the Securities Act.  These documents are not being filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act, in accordance with Rule 428(b) and the Note to Part I of Form S-8.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference, other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein:

(a)                                 the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (File No. 001-35372), filed with the Commission on March 2, 2015;

(b)                                 the Company’s Quarterly Reports on Form 10-Q, filed with the Commission since December 31, 2014:

(1)                                 Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015 (File No. 001-35372), filed with the Commission on May 8, 2015;

(2)                                 Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015 (File No. 001-35372), filed with the Commission on August 10, 2015; and

(3)                                 Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015 (File No. 001-35372), filed with the Commission on November 9, 2015;

(c)                                  the Company’s Current Reports on Form 8-K, filed with the Commission since December 31, 2014:

(1)                                 Current Report on Form 8-K (File No. 001-35372), filed with the Commission on January 8, 2015;

(2)                                 Current Report on Form 8-K (File No. 001-35372), filed with the Commission on January 13, 2015;

(3)                                 Current Report on Form 8-K (File No. 001-35372), filed with the Commission on March 11, 2015;

(4)                                 Current Report on Form 8-K (File No. 001-35372), filed with the Commission on April 1, 2015;

(5)                                 Current Report on Form 8-K (File No. 001-35372), filed with the Commission on April 6, 2015;

(6)                                 Current Report on Form 8-K (File No. 001-35372), filed with the Commission on May 8, 2015;

(7)                                 Current Report on Form 8-K (File No. 001-35372), filed with the Commission on May 18, 2015;

(8)                                 Current Report on Form 8-K (File No. 001-35372), filed with the Commission on May 27, 2015;

(9)                                 Current Report on Form 8-K (File No. 001-35372), filed with the Commission on June 23, 2015;

(10)                          Current Report on Form 8-K (File No. 001-35372), filed with the Commission on July 24, 2015;

(11)                          Current Report on Form 8-K (File No. 001-35372), filed with the Commission on July 29, 2015;

(12)                          Current Report on Form 8-K (File No. 001-35372), filed with the Commission on September 29, 2015;

(13)                          Current Report on Form 8-K (File No. 001-35372), filed with the Commission on October 5, 2015;

(14)                          Current Report on Form 8-K (File No. 001-35372), filed with the Commission on October 6, 2015;

(15)                          Current Report on Form 8-K (File No. 001-35372), filed with the Commission on October 20, 2015;

(16)                          Current Report on Form 8-K (File No. 001-35372), filed with the Commission on November 4, 2015;

(17)                          Current Report on Form 8-K (File No. 001-35372), filed with the Commission on November 20, 2015;

(18)                          Current Report on Form 8-K (File No. 001-35372), filed with the Commission on December 16, 2015; and

(19)                          any other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(d)                                 (1) the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on December 9, 2011, pursuant to Section 12 of the Exchange Act, which in turn incorporates by reference the description in the Company’s prospectus, filed pursuant to Rule 424(b) under the Securities Act (File No. 333-176613), relating to the Company’s Registration Statement on Form S-1, filed with the Commission on December 7, 2011, including any subsequently filed amendments and reports updating such description; and

(2) the description of the Rights contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on July 29, 2015, pursuant to Section 12 of the Exchange Act, including any subsequently filed amendments and reports updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, excluding any information furnished pursuant to any Current Report on Form 8-K, prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

Delaware Law

The Company is incorporated in the State of Delaware.  Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In a derivative action (i.e., an action by or in the right of the corporation), indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that, to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145 of the DGCL.

Restated Certificate of Incorporation and Amended and Restated By-laws

The Company’s restated certificate of incorporation limits the liability of its directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL.  Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•                  for any breach of their duty of loyalty to the Company or its stockholders;

•                  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•                  for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•                  for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

The Company’s restated certificate of incorporation and amended and restated by-laws also provide that it will indemnify its directors and officers to the fullest extent permitted by Delaware law. The Company’s restated certificate of incorporation and amended and restated by-laws also permit it to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as its officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. The Company entered into indemnification agreements with each of its current and future directors and officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company believes that the limitation of liability provision in its restated certificate of incorporation and the indemnification agreements will facilitate its ability to continue to attract and retain qualified individuals to serve as directors and officers.

The above description of the Company’s indemnification agreements is subject to, and is qualified in its entirety by reference to, all provisions of the form of indemnification agreement previously filed as Exhibit 10.5 to the Company’s Registration Statement on Form S-1 filed on November 15, 2011 (File No. 333-176613).

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Index to Exhibits, attached hereto, which Index to Exhibits is hereby incorporated into this Item 8.

Item 9. Undertakings.

(a)   The Company hereby undertakes:

(1)               To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)               That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          The Company hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Sanchez Energy Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on January 5, 2016.

SANCHEZ ENERGY CORPORATION

By:	/s/ Antonio R. Sanchez, III
Antonio R. Sanchez, III
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Antonio R. Sanchez, III and G. Gleeson Van Riet, each of whom may act without joinder of the other, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the listed capacities on January 5, 2016:

Name	Title

/s/ Antonio R. Sanchez, III	Director and Chief Executive Officer
Antonio R. Sanchez, III	(Principal Executive Officer)

/s/ G. Gleeson Van Riet	Senior Vice President and Chief Financial Officer
G. Gleeson Van Riet	(Principal Financial Officer)

/s/ Kirsten A. Hink	Senior Vice President and Chief Accounting Officer
Kirsten A. Hink	(Principal Accounting Officer)

/s/ A. R. Sanchez, Jr.	Executive Chairman of the Board of Directors
A. R. Sanchez, Jr.

/s/ Gilbert A. Garcia	Director
Gilbert A. Garcia

/s/ Greg Colvin	Director
Greg Colvin

/s/ Alan G. Jackson	Director
Alan G. Jackson

/s/ Sean M. Maher	Director
Sean M. Maher

/s/ Brian Carney	Director
Brian Carney

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits

4.1

Restated Certificate of Incorporation of Sanchez Energy Corporation, effective as of May 28, 2013 (filed as Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q on November 8, 2013, and incorporated herein by reference).

4.2	Amended and Restated By-laws dated as of December 13, 2011 (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K on December 19, 2011, and incorporated herein by reference).
4.3

Form of Common Stock Certificate (filed as Exhibit 4.1 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 (File No. 333-176613) on November 25, 2011, and incorporated herein by reference).

4.4

Certificate of Designations of Series C Junior Participating Preferred Stock of Sanchez Energy Corporation (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K on July 29, 2015, and incorporated herein by reference).

4.5

Rights Plan dated as of July 28, 2015 between Sanchez Energy Corporation and Continental Stock Transfer & Trust Company, as Rights Agent (including the form of Certificate of Designations of Series C Junior Participating Preferred Stock attached thereto as Exhibit A, the form of Right Certificate attached thereto as Exhibit B and the Summary of Rights attached thereto as Exhibit C) (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K on July 29, 2015, and incorporated herein by reference).

4.6

Sanchez Energy Corporation Second Amended and Restated 2011 Long Term Incentive Plan (filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K on May 27, 2015, and incorporated herein by reference).

4.7

Form of Restricted Stock Agreement for employees (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-8 (File No. 333-178920) on January 6, 2012, and incorporated herein by reference).

4.8

Form of Restricted Stock Agreement for non-employee directors (filed as Exhibit 10.2 to the Company’s Registration Statement on Form S-8 (File No. 333-178920) on January 6, 2012, and incorporated herein by reference).

4.9

Form of Restricted Stock Agreement for Antonio R. Sanchez, III (filed as Exhibit 10.3 to the Company’s Registration Statement on Form S-8 (File No. 333-178920) on January 6, 2012, and incorporated herein by reference).

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.
23.1*	Consent of BDO USA, LLP.
23.2*	Consent of Ryder Scott Company, L.P.
23.3*	Consent of Akin Gump Strauss Hauer & Feld LLP (contained in Exhibit 5.1).
24.1*	Powers of Attorney (included on signature page).

*Filed herewith.